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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SUPERNUS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPERNUS PHARMACEUTICALS, INC.
1550 East Gude Drive
Rockville, Maryland 20850
(301) 838-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M., ON
JUNE 12, 2018

To the Stockholders of Supernus Pharmaceuticals, Inc.:

        NOTICE IS HEREBY GIVEN THAT the 2018 Annual Meeting of the Stockholders of Supernus Pharmaceuticals, Inc., a Delaware corporation (Supernus), will be held at the executive offices of Supernus, located at 1550 East Gude Drive, Rockville, Maryland 20850, on June 12, 2018 at 10:00 A.M. for consideration of and action upon the following matters:

  1.
  to elect two (2) directors to hold office for the ensuing three years and until their successors have been duly elected and qualified;

  2.
  to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

  3.
  to approve, on a non-binding basis, the compensation paid to our named executive officers;

  4.
  to act upon a proposal to amend and restate the Supernus Pharmaceuticals, Inc. 2012 Equity Incentive Plan to make certain technical and administrative changes; and

  5.
  to transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on April 13, 2018 as the Record Date for the determination of holders of common stock of Supernus entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. For at least 10 days prior to the Annual Meeting date, a complete list of stockholders entitled to vote at the Annual Meeting will be open to examination by stockholders for any purpose germane to the Annual Meeting during normal business hours at our corporate headquarters at 1550 East Gude Drive, Rockville, Maryland 20850. The list of stockholders and their stockholdings will also be available at and for the duration of the Annual Meeting on June 12, 2018.

        THE ACCOMPANYING FORM OF PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SUPERNUS.

        STOCKHOLDERS (WHETHER THEY OWN ONE OR MANY SHARES AND WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY (A) NOTIFYING THE SECRETARY OF SUPERNUS IN WRITING, (B) DELIVERING A DULY EXECUTED PROXY BEARING A LATER DATE, OR (C) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 12, 2018. THE PROXY STATEMENT AND 2017 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT: www.edocumentview.com/SUPN.

BY ORDER OF THE BOARD OF DIRECTORS

Jack A. Khattar, Secretary

April 27, 2018

SUPERNUS PHARMACEUTICALS, INC.
1550 East Gude Drive
Rockville, Maryland 20850
(301) 838-2500
DATED April 27, 2018
PROXY STATEMENT

        This Proxy Statement is furnished with the attached Notice of Annual Meeting and with the accompanying Proxy on or about April 27, 2018, to each stockholder of record of Supernus Pharmaceuticals, Inc. (Supernus or the Company) as of the close of business on April 13, 2018 (Record Date), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders (Annual Meeting) of Supernus to be held on June 12, 2018 at 10:00 A.M. at the executive offices of Supernus, located at 1550 East Gude Drive, Rockville, Maryland 20850, and at any adjournment or adjournments thereof for the purposes stated below. The form of Proxy is enclosed.

        Only stockholders of record as of the close of business on the Record Date will be entitled to vote on all matters presented for vote at the Annual Meeting. At the close of business on April 13, 2018, the total number of shares of our common stock (Common Stock) outstanding was 51,774,326 shares. Each share of Common Stock will be entitled to one vote per share on all business to come before the Annual Meeting.

QUORUM AND REQUIRED VOTE

        The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of Common Stock does not return a signed Proxy, the shares of Common Stock represented by such Proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of Common Stock does return a signed Proxy, but is not authorized to vote on one or more matters, each such vote being a broker non-vote, the shares of Common Stock represented by such Proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.

        A plurality of the votes cast is required for the election of directors. In the event that neither a "For" nor a "Withhold" is cast for a director, such non-votes will have no impact on the outcome of the election of directors. The rules that determine how your broker can vote your shares state that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. You must provide your broker with voting instructions so that your vote will be counted. Broker non-votes will have no effect on the outcome of the election of directors.

        An affirmative vote of the majority of the votes cast, present in person or by proxy at the meeting, is required for the approval of Proposals 2, 3 and 4. Abstentions will have the effect of a "no" vote with respect to Proposals 2, 3 and 4, and broker non-votes will have no effect on the outcome of these proposals.

REVOCABILITY OF PROXY

        Any Proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying the Secretary of Supernus in writing, delivering a duly executed Proxy bearing a later date or attending the Annual Meeting and voting in person.

DISSENTER'S RIGHT OF APPRAISAL

        The matters submitted to the stockholders for their approval will not give rise to dissenter's appraisal rights under Delaware law.

 PERSONS MAKING THE SOLICITATION

        The accompanying Proxy is being solicited on behalf of the Board of Directors of Supernus. In addition to mailing the Proxy materials, solicitation may be made in person or by telephone or electronic transmission by directors, officers or other employees of Supernus, none of whom will receive any additional compensation in connection with such solicitation. The expense of the solicitation of the Proxies for the Annual Meeting will be borne by us. We will request banks, brokers and other nominees to forward Proxy materials to beneficial owners of stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 13, 2018 by: (i) any person who, to our knowledge, owns 5% or more of the Common Stock on an as-converted basis, (ii) our named executive officers (NEOs) and our directors and director nominees individually, and (iii) all of our executive officers and directors, as a group. Unless otherwise indicated, the address for each of the stockholders listed in the table below is c/o Supernus Pharmaceuticals, Inc., 1550 East Gude Drive, Rockville, Maryland 20850.

        Beneficial ownership is determined in accordance with the rules and regulations of the United States Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within sixty (60) days of April 13, 2018 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholders' name.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% Stockholders:
Blackrock, Inc. and its affiliates(1)	6,902,230	13.5
55 East 52nd Street New York, NY 10055
The Vanguard Group and its affiliates(2)	4,582,096	8.9
100 Vanguard Blvd. Malvern, PA 19355
Executive Officers and Directors:
Jack A. Khattar+(3)	2,477,944	4.7
Gregory S. Patrick+(4)	150,975	*
Padmanabh P. Bhatt, Ph.D.+(5)	135,000	*
Stefan K.F. Schwabe, M.D., Ph.D.+(6)	136,967	*
Victor L. Vaughn+(7)	28,094	*
Georges Gemayel, Ph.D.(8)	49,155	*
Frederick M. Hudson(9)	72,834	*
Charles W. Newhall, III(10)	151,382	*
John M. Siebert, Ph.D.(11)	78,647	*
All executive officers and directors as a group (9 persons)	3,280,998	6.2

*
Less than one percent.

+
Such person is an NEO. The NEOs consist of our Chief Executive Officer, Chief Financial Officer and our three most highly compensated officers other than the Chief Executive Officer and Chief Financial Officer.

(1)
The number of shares is based on information provided in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 19, 2018. BlackRock, Inc. indirectly holds the shares on behalf of its affiliated investment adviser subsidiaries, consisting of BlackRock International Limited, Blackrock Advisors, LLC, BlackRock (Netherlands) B.V., Blackrock Fund Advisors, which is the beneficial owner of more than five percent (5%) of the shares of common stock, Blackrock Institutional Trust Company, National Association, Blackrock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co, Ltd., Blackrock Asset Management Schweiz AG, Blackrock Investment Management, LLC, BlackRock Investment Management (UK) Limited, Blackrock Asset Management Canada Limited and BlackRock Investment Management (Australia) Limited. Blackrock, Inc. has sole voting power with respect to 6,795,408 shares and sole dispositive power with respect to 6,902,230 shares.

(2)
The number of shares is based on information provided in a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2018. The Vanguard Group has sole voting power with respect to 94,811 shares and sole dispositive power with respect to 4,479,591 shares. Vanguard Fiduciary Trust, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 91,528 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 14,800 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
Includes 1,085,950 shares of common stock held by KBT Trust and 938,250 shares of common stock issuable to Mr. Khattar upon exercise of options that vest within 60 days of April 13, 2018.

(4)
Includes 95,000 shares of common stock issuable to Mr. Patrick upon the exercise of options that vest within 60 days of April 13, 2018.

(5)
Includes 122,500 shares of common stock issuable to Dr. Bhatt upon the exercise of options that vest within 60 days of April 13, 2018.

(6)
Includes 135,000 shares of common stock issuable to Dr. Schwabe upon the exercise of options that vest within 60 days of April 13, 2018.

(7)
Includes 18,750 shares of common stock issuable to Mr. Vaughn upon the exercise of options that vest within 60 days of April 13, 2018.

(8)
Includes 49,155 shares of common stock issuable to Dr. Gemayel upon the exercise of options that vest within 60 days of April 13, 2018.

(9)
Includes 67,834 shares of common stock issuable to Mr. Hudson upon the exercise of options within 60 days of April 13, 2018.

(10)
Includes 59,084 shares of common stock issuable to Mr. Newhall upon the exercise of options within 60 days of April 13, 2018.

(11)
Includes 59,084 shares of common stock issuable to Dr. Siebert upon the exercise of options within 60 days of April 13, 2018.

 PROPOSAL 1
ELECTION OF DIRECTORS

        In April 2012, our stockholders approved the Company's Amended and Restated Certificate of Incorporation, which divided the Board of Directors into three classes, as nearly equal in number as possible, with one class standing for election each year for a three-year term. The term of the Class III directors will expire at the 2018 Annual Meeting of Stockholders, the term of the Class I directors will expire at the 2019 Annual Meeting of Stockholders and the term of the Class II directors will expire at the 2020 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, the successors of the class of directors whose term expires shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

        Our Board of Directors shall be not fewer than five and not more than 15 members. At our Annual Meeting, two directors are to be elected. The Board of Directors recommends that stockholders elect Georges Gemayel, Ph.D. and John M. Siebert, Ph.D. to hold office until the 2021 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. This slate of directors recommended and approved by the Board of Directors was determined following an assessment by the Board of Directors of the skill set and experience of such persons. Concerning the nominees named below, Dr. Gemayel and Dr. Siebert were each elected as a director at the Annual Meeting of Stockholders held on May 21, 2015. The person designated as proxies in the accompanying proxy card intend to vote "FOR" each such nominee, unless a contrary instruction is indicated on the proxy card. If for any reason the nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of another person nominated as a substitute by the Board of Directors, if any person is so nominated. We have no reason to believe that the nominees will be unable or unwilling to serve if elected, and the nominees have expressed their intention to serve the entire term for which election is sought. The proxies cannot be voted for a greater number of persons than the number of nominees named which is two nominees.

        On January 10, 2018, we were informed that William A. Nuerge, one of our independent directors, had passed away on January 10, 2018. The Board of Directors elected not to fill the vacancy immediately as it determined that a Board of Directors consisting of five members can serve the interests of our stockholders at this time. We are in the process of commencing a search for an additional director to serve on our Board of Directors but do not anticipate appointing a new director prior to the date of the 2018 Annual Meeting of Stockholders.

        We are not aware of any adverse proceedings between any director, officer, affiliate or beneficial owner of the Company.

        The following table sets forth below the name, age, service dates and respective position with the Company of each member of our Board of Directors:

Name	Age	Director Since	Position
Class I Directors (Term maturing in 2019)
Jack A. Khattar	56	2005	President, Chief Executive Officer and Secretary, Director
Class II Directors (Term maturing in 2020):
Frederick M. Hudson(1)(2)	72	2010	Director
Charles W. Newhall, III(2)(3)	73	2005	Director
Class III Directors (Term maturing in 2018):
Georges Gemayel, Ph.D.(1)(3)	58	2015	Director
John M. Siebert, Ph.D.(1)(2)	78	2011	Director

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Governance and Nominating Committee

Biographical Information

        The following is a brief biography of each nominee for election of director and a discussion of the specific experience, qualifications, attributes or skills that led the Board of Directors to select that director for nomination.

Class III Nominees With Term of Office Expiring in 2018:

        Georges Gemayel, Ph.D., has served as a member of our Board of Directors since 2015. Since 2010, he has served as a consultant for several biotechnology companies and venture capital funds. From February 2011 to December 2012, Dr. Gemayel served as Executive Chairman of Syndexa Pharmaceuticals Corp., a privately held drug development company. Prior to that, in 2010 Dr. Gemayel served as Executive Chairman of FoldRx until its acquisition by Pfizer. From June 2008 until November 2009, Dr. Gemayel served as President and CEO of Altus Pharmaceuticals, a publicly traded pharmaceutical company. In November 2009, while Dr. Gemayel was President, CEO and a director, Altus Pharmaceuticals filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code and ceased operations at such time. From 2003 to 2008, he was Executive Vice President at Genzyme Corporation where he was responsible for Genzyme's global therapeutics, transplant, renal and biosurgery businesses. From 2000 to 2003, Dr. Gemayel was employed as Vice President National Specialty Care for Hoffmann La-Roche, responsible for its U.S. business for dermatology, oncology, transplantation, hepatitis and HIV. Dr. Gemayel joined Hoffmann-La Roche in 1988 and served in various positions of increasing responsibility over his tenure there. Dr. Gemayel received his doctorate in pharmacy from St. Joseph University in Beirut, Lebanon and his Ph.D. in Pharmacology from Paris-Sud University in Paris, France. Dr. Gemayel currently serves as Chairman of the Board of Directors of Oxthera AB and Enterome Bioscience SA, both privately held companies, as well as a director of Orphazyme and Momenta Pharmaceuticals (each publicly traded companies). He was previously a director of Adolor Corporation, a publicly traded company acquired by Cubist Pharmaceuticals, Inc., a director at Prosensa acquired by Biomarin, a director at NPS acquired by Shire, a director of Epitherapeutics acquired by Gilead, a director of Raptor Pharmaceutical Corp. acquired by Horizon Pharma plc, the Chairman of Dimension Therapeutics, acquired by Ultragenyx, and the Chairman of Vascular Magnetics, a privately owned company. Dr. Gemayel's substantial experience on the Boards of Directors of life science and healthcare companies and his over 25 years of experience in the pharmaceutical industry, including management and executive positions spanning the United States, Europe and the Middle East, qualify him to serve as a director.

        John M. Siebert, Ph.D., has served as a member of our Board of Directors since 2011. Dr. Siebert has over 30 years' experience in the pharmaceutical industry. Currently, Dr. Siebert is Founder and CEO of Compan Pharmaceuticals, a companion animal pharmaceutical company. From May 2014 to November 2015, Dr. Siebert was CEO of Chase Pharmaceuticals, a company conducting clinical trials in Alzheimer's Disease based on a unique hypothesis. From 2010 to 2014, he was a Partner and Chief Operating Officer of New Rhein Healthcare Investors, LLC, a private equity group. From May 2003 to October 2008, Dr. Siebert was the Chairman and CEO of CyDex, Inc., a privately held specialty pharmaceutical company. From September 1995 to April 2003, he was President and CEO of CIMA, a publicly traded drug delivery company, and from July 1995 to September 1995 he was President and Chief Operating Officer of CIMA. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs at Dey Laboratories, Inc., a privately held pharmaceutical company. From 1988 to 1992, he was head of research and development and Quality Control at a division of Bayer Corporation. Prior to that, Dr. Siebert was employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co., Gillette and The Procter & Gamble Company. Dr. Siebert holds a B.S. in Chemistry from Illinois Benedictine University, an M.S. in Organic Chemistry from Wichita State University and a Ph.D. in Organic Chemistry from the University of Missouri. Dr. Siebert also serves on one other board, Aradigm Corporation, where he is the Acting Chairman. He is also Chairman of Aradigm's compensation committee and a member of its audit committee and the nominating and governance committee. Dr. Siebert's substantial operational and business experience with companies in the healthcare sector, combined with his scientific experience, qualify him to serve as a director.

        The Board of Directors recommends a vote "FOR" the election of the Class III nominees to the Board of Directors named above.

Class I Director Continuing for Term of Office Expiring in 2019:

        Jack A. Khattar is the founder of our Company and has served as our President, Chief Executive Officer (CEO) and Secretary and a Director since 2005. From 1999 to 2005, Mr. Khattar served in various positions during that time as a Board member, President and CEO of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc's Executive Committee. Prior to that, Mr. Khattar served as an Executive Officer and the Chairman of the Management Committee at CIMA Labs Inc. (CIMA), a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak in various locations, including the United States, Europe and the Middle East. Mr. Khattar served on the Board of Rockville Economic Development, Inc. from 2003 until 2013. He currently serves on the Board of Directors of Prevacus, Inc., a privately-held development stage biotechnology company. Mr. Khattar also serves as Chairman of the Board of Directors of scPharmaceuticals, a publicly traded pharmaceutical company. Mr. Khattar earned his degrees in Marketing with a BBA from American University of Beirut and an MBA from the Wharton School of the University of Pennsylvania. Mr. Khattar's leadership, executive, managerial, business and pharmaceutical company experience, along with his more than 25 years of industry experience in the development and commercialization of pharmaceutical products and drug delivery technologies, qualify him to be a director.

Class II Directors Continuing for Term of Office to Expire in 2020:

        Frederick M. Hudson has served as a member of our Board of Directors since 2010. Mr. Hudson retired as a partner in the accounting firm of KPMG LLP in 2006 after a 37 year career with the firm. He was the partner in charge of the health care audit practice for the Washington—Baltimore business unit. He currently chairs the audit committee of the Board of Directors of Aradigm Corporation. He chairs the finance committee of the Board of Directors of GBMC Healthcare, Inc. and its affiliate, Greater Baltimore Medical Center where he was the prior chair of the audit committee. He is also a director and compliance committee member of Maxim Health Care Services, Inc. He was previously on the Board of Directors and the audit committee chair of Educate, Inc., Woodhaven Holding Corp., Vicor Technologies, Inc. and Paradigm Management Services LLC, on the Board of Financial Administration of the Catholic Archdiocese of Baltimore and on the Board of Trustees of the Maryland Historical Society. Mr. Hudson received a B.S. in Accounting from Loyola University Maryland and is a Certified Public Accountant. Mr. Hudson's extensive accounting and health care audit experience qualify him to serve as a director.

        Charles W. Newhall, III has served as a member of our Board of Directors since 2005 and was elected to serve as Chairman of the Board in August 2016. In 1977, Mr. Newhall co-founded NEA, a venture capital firm that focuses on the medical and life sciences and information technology industries, from which he retired effective December 31, 2012. To date, Mr. Newhall has served as a director of over 50 venture-backed companies. In 1986, he founded the Mid-Atlantic Venture Capital Association (MAVA), which now has over 500 venture capital firms that are members, and is one of the most active regional venture associations in the country. He is Chairman Emeritus of MAVA. He has served as an advisor to Greenspring Associates since 2012. Before NEA, Mr. Newhall was a Vice President of T. Rowe Price. He served in Vietnam commanding an independent platoon including an initial reconnaissance of Hamburger Hill. His decorations include the Silver Star, Bronze Star V (1st OLC) and the Purple Heart. He earned an Honors Degree in English from the University of Pennsylvania and an MBA from Harvard Business School. Mr. Newhall's substantial experience with companies in the healthcare sector and his venture capital, financial and business experience qualify him to serve as a director.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. A copy of the Code of Ethics is currently available at www.supernus.com. Supernus will publicly disclose any waivers or amendments to the Code of Ethics that apply to the CEO and senior financial officers pursuant to the requirements of the SEC.

Composition of Our Board of Directors

        Our Board of Directors currently consists of five members. Our Class I directors were elected by our stockholders at the 2016 Annual Meeting of Stockholders, our Class II directors were elected by our stockholders at the 2017 Annual Meeting of Stockholders, and our Class III directors were elected by our stockholders at the 2015 Annual Meeting of Stockholders. Our Governance and Nominating Committee and Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not limited to race, gender or national origin. We have no formal policy regarding Board diversity. Our Governance and Nominating Committee and Board of Directors' priority in selecting Board members is identification of persons who will further the interests of our stockholders through their established records of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our growth strategy.

Description of Director Qualifications, Nominating Process and Stockholder Nominations

        Members of our Board of Directors should meet certain minimum qualifications including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Board of Directors may consider a variety of other qualities and skills, including (i) expertise in the businesses in which Supernus may engage, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of gender, ethnic background and experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law and Supernus' charter and bylaws.

        The Governance and Nominating Committee of the Board of Directors will annually assess the qualifications, expertise, performance and willingness to serve of our existing directors. Such assessments may occur more frequently as circumstances warrant and often involve the entire Board of Directors rather than only the members of the Governance and Nominating Committee. If at any time during the year, the Governance and Nominating Committee, or the full Board, determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Governance and Nominating Committee will then initiate the search, working with staff support and seeking input from Board directors and senior management, considering nominees previously submitted by stockholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Board of Directors which will then prioritize the candidates and determine if any of the members of the Board or senior management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. The Governance and Nominating Committee will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Board of Directors for final evaluation. The Board of Directors will meet to consider such recommendations and to approve the final candidate, and will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

        The Board of Directors will consider director candidates recommended by our stockholders in accordance with the following procedures. Stockholders may make recommendations with regard to nominees for election to the Board of Directors at future Annual Meetings of stockholders by submitting in writing a notice, received by the Secretary of Supernus, no earlier than 120 days and no later than 90 days prior to the anniversary date of the prior year's meeting, or, if we did not have an Annual Meeting of Stockholders in the prior year or if the date of the current year's Annual Meeting is more than 30 days before or after the anniversary date of the prior year's Annual Meeting, on or before 15 days after the date on which the date of the current year's Annual Meeting is first disclosed in a public statement. Such recommendations or notices of nomination must set forth (i) all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations promulgated thereunder. With respect to nominations, notices of nominations must include the written consent of each nominee to be named in the proxy statement as a nominee and to serve as a director if elected. In addition, stockholders submitting nominations must provide certain information pertinent to them. In making recommendations or nominations, stockholders must adhere to all of the required procedures set forth in our Amended and Restated Bylaws, a copy of which has been filed with the SEC. Stockholders should also consider the minimum qualifications determined by our Board of Directors for Board members as noted elsewhere in this Proxy Statement.

All nominees for director, including nominees recommended by a stockholder, shall be evaluated on the same basis.

Director Independence

        Our common stock is listed on The NASDAQ Global Market. Under Rules 5605 and 5615 of the Nasdaq Marketplace Rules (Marketplace Rules), a majority of a listed company's Board of Directors must be comprised of independent directors. In addition, the Marketplace Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of that company's Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The composition and functioning of our Board of Directors and each of our Board committees complies with all applicable rules and regulations of the SEC and The NASDAQ Global Market. Our Board of Directors has determined that each of the current directors meets the independence requirement of the Marketplace Rules, with the exception of Mr. Khattar, who serves as our CEO. There are no family relationships among any of our directors or executive officers.

        We have not identified any agreements or arrangements relating to compensation provided by a third party to the Company's directors or director nominees in connection with their candidacy or Board service as required to be disclosed by NASDAQ Rule 5250(b)(3).

Board Leadership Structure

        Mr. Khattar serves as President and CEO of the Company and Mr. Newhall serves as Chairman of our Board of Directors. While our bylaws and corporate governance guidelines do not require that the CEO and Chairman roles be held by separate individuals, our Board of Directors has elected to separate these roles. This separation was established when the Company was formed in late 2005. The CEO and Chairman of the Board work closely together to execute the strategic plan of the Company. Presently, the CEO is responsible for setting the Company's strategic direction and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board. This current separation of duties has worked effectively for the Company and is the appropriate leadership structure for the Company at this time.

Board of Directors' Role in the Oversight of Risk Management

        Management is responsible for the day-to-day management of risks that we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the full Board of Directors, which has generally retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility by receiving written and oral reports at regularly scheduled Board and Committee meetings from officers responsible for oversight of particular risks within our Company as our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. As a critical part of this risk management oversight role, the Board of Directors encourages full and open communication between management and the Board of Directors. Our Chairman meets periodically with the President and CEO to discuss strategy and risks facing the Company. Senior management attends Board meetings and is available to address any questions or concerns raised by the Board concerning risk management-related and other matters. The Board of Directors periodically receives presentations from senior management concerning strategic matters involving the Company's operations to enable it to understand the Company's risk identification, risk management and risk mitigation strategies. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The oversight of risk management in the areas of compensation policies and programs, Board organization, membership and structure are the responsibilities of the full Board of Directors.

Committees of the Board of Directors

        Our Board of Directors has established an Audit Committee, Compensation Committee and Governance and Nominating Committee. Our Board of Directors approved our Audit Committee, Compensation Committee and Governance and Nominating Committee charters, under which the respective committees operate.

Audit Committee

        The current members of our Audit Committee are Mr. Hudson, who is the chair of the committee, Dr. Siebert and Dr. Gemayel. Mr. Nuerge's death on January 10, 2018, reduced the number of directors currently serving on the Company's Audit Committee to two, rendering the Company noncompliant with Rule 5605(c)(2) of the Marketplace Rules, which require that the Audit Committee of a Nasdaq-listed company have at least three members, each meeting independence and certain other criteria. On January 11, 2018, the Company regained compliance with the Marketplace Rules when the Board of Directors appointed Dr. Gemayel to the Audit Committee.

        All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Global Market. Our Board has determined that Mr. Hudson is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of The NASDAQ Global Market as a result of his experience as a partner in the accounting firm of KPMG LLP and his service as chair of the audit committee of other companies. Mr. Hudson, Dr. Siebert and Dr. Gemayel are independent directors as defined under the applicable rules and regulations of the SEC and The NASDAQ Global Market. The Audit Committee held nine (9) meetings during the last fiscal year. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Market and is currently available at www.supernus.com. Our audit committee's responsibilities include:

  •
  overseeing our corporate accounting and financial reporting process;

  •
  evaluating the independent auditors' qualifications, independence and performance;

  •
  determining the engagement of the independent auditors;

  •
  reviewing and approving the scope of the annual audit and the audit fee;

  •
  discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;

  •
  approving the retention of the independent auditors to perform any proposed permissible non-audit services;

  •
  monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

  •
  reviewing our critical accounting policies and estimates;

  •
  periodically discussing with management and independent auditors the quality and adequacy of our internal controls and internal auditing procedures;

  •
  overseeing our internal audit function, if any; and

  •
  annually reviewing the audit committee charter and the Audit Committee's performance.

Compensation Committee

        The current members of our Compensation Committee are Dr. Siebert, who is the chair of the committee, Mr. Newhall and Mr. Hudson. Mr. Nuerge's death on January 10, 2018, reduced the number of directors currently serving on the Company's Compensation Committee to two. On January 11, 2018, the Board of Directors appointed Mr. Hudson to the Compensation Committee. Each of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC, The NASDAQ Global Market and the Internal Revenue Service. Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee held five (5) meetings during the last fiscal year. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Market and is currently available at www.supernus.com. The Compensation Committee's responsibilities include:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and other executive officers;

  •
  evaluating the performance of these officers in light of those goals and objectives;

  •
  setting the compensation of these officers based on such evaluations;

  •
  making recommendations to the Board of Directors regarding the compensation of directors;

  •
  reviewing and approving the terms of any employment agreements with our CEO and other executive officers;

  •
  making recommendations to the Board of Directors regarding the adoption of incentive compensation plans and equity based plans and administering these plans, including the issuance of stock options and other awards under our stock plans;

  •
  oversight of the succession planning function for succession of senior management positions including the position of CEO; and

  •
  reviewing and evaluating the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Governance and Nominating Committee

        The current members of our Governance and Nominating Committee are Mr. Newhall, who is the chair of the committee, and Dr. Gemayel. Each of the members of our Governance and Nominating Committee are independent under the applicable rules and regulations of the SEC and The NASDAQ Global Market. The Governance and Nominating Committee did not hold any meetings during the last fiscal year. The Governance and Nominating Committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Market and is currently available at www.supernus.com. The Governance and Nominating Committee's responsibilities include:

  •
  making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board;

  •
  making recommendations to our Board of Directors regarding qualified individuals to serve as committee members on the various Board committees;

  •
  reviewing the performance, operations and composition of the Board and evaluating the need for continuing education of directors as specifically related to service on the Board and Board committees;

  •
  assessing and reviewing our corporate governance guidelines; and

  •
  reporting and making recommendations to our Board concerning governance matters.

Other Committees

        Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Transactions with Related Persons

Procedures for Related Person Transactions

        Our Audit Committee is responsible for reviewing and approving all material transactions with any related person on a continuing basis. Related persons can include any of our directors or officers, holders of 5% or more of our voting securities and their immediate family members. This obligation is set forth in writing in our Audit Committee charter. We may not enter into a related person transaction unless our Audit Committee has reviewed and approved such transaction.

Transactions with Related Persons and Certain Control Persons

        Other than the transactions set forth below, since January 1, 2017, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties. The transactions described below were ratified by the Audit Committee under the Audit Committee Charter.

        We employ the adult son of Victor Vaughn, our Senior Vice President of Sales and Marketing, in a non-executive position as a Regional Sales Director. We employed his adult son for two months prior to the date on which we employed Mr. Vaughn. This individual, who does not reside with and is not supported financially by Mr. Vaughn, earned total cash compensation for fiscal year 2017 of $248,533 and $223,179 for fiscal year 2016, which is commensurate with his peers. Mr. Vaughn's son is employed on an "at will" basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to his relationship with Mr. Vaughn. In addition, the criteria used to complete the hiring decision regarding Mr. Vaughn's son were the same criteria used to hire other Regional Sales Directors.

        We employ another adult son of Mr. Vaughn in a non-executive, non-managerial capacity as a Senior Professional Sales Representative. Management has reviewed this relationship and affirmatively determined that it does not constitute a material relationship between Mr. Vaughn's son and us because the son is employed on an "at will" basis in a non-executive, non-managerial position and has not received during any twelve-month period within the last three years more than $120,000 in direct compensation from us. Compensation paid to Mr. Vaughn's son in any twelve-month period was determined on the same basis as our other employees of similar function and the criteria that was used to complete the hiring decision regarding Mr. Vaughn's son were the same criteria used to hire other Senior Professional Sales Representatives. Mr. Vaughn and his son do not reside at the same residence.

        We employ an adult daughter of Mr. Khattar in a non-executive, non-managerial capacity as an Associate Product Manager. Management has reviewed this relationship and affirmatively determined that it does not constitute a material relationship between Mr. Khattar's daughter and us because the daughter is employed on an "at will" basis in a non-executive, non-managerial position and has not received during any twelve-month period within the last three years more than $120,000 in direct compensation from us. Compensation paid to Mr. Khattar's daughter in any twelve-month period was determined on the same basis as our other employees of similar function and the criteria that was used to complete the hiring decision regarding Mr. Khattar's daughter were the same criteria used to hire other Professional Sales Representatives. Mr. Khattar and his daughter do not reside at the same residence.

Meetings

        During the year ended December 31, 2017, the Board of Directors held a total of five (5) meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of any committee of which he was a member, which were held during the time in which he was a director or a committee member, as applicable.

        Each member of the Board of Directors who is up for election at an Annual Meeting of Stockholders or who has a term that continues after such meeting is expected to attend the Annual Meeting of Stockholders. Mr. Khattar attended the 2017 Annual Meeting of Stockholders which was held on June 13, 2017.

Stockholder Communications with the Board of Directors

        We have established procedures for stockholders to communicate directly with our Board of Directors on a confidential basis. Stockholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of Supernus Pharmaceuticals, Inc. at 1550 East Gude Drive, Rockville, Maryland 20850. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication" or "Stockholder—Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. To the extent that a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Limitation of Liability and Indemnification Arrangements

        As permitted by the Delaware General Corporation Law, we adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

        In addition, our amended and restated certificate of incorporation provides that:

  •
  we will indemnify our directors, officers and, at the discretion of our Board, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

  •
  advance expenses, including attorneys' fees, to our directors and, at the discretion of our Board, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

        We have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that we will indemnify each of our executive officers and directors to the fullest extent permitted by the Delaware General Corporation Law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

        We also maintain management liability insurance to provide insurance coverage to our directors and officers for losses arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended (the Securities Act). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        These provisions may discourage stockholders from bringing a lawsuit against our directors in the future for any breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers and certain employees pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

        At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

 EXECUTIVE OFFICERS OF SUPERNUS

        The following table sets forth the names and ages of our executive officers as of the date of this Proxy Statement.

Name	Age	Position(s)
Jack A. Khattar	56	President, Chief Executive Officer & Secretary, Director
Gregory S. Patrick	66	Vice President, Chief Financial Officer
Padmanabh P. Bhatt, Ph.D.	60	Senior Vice President Intellectual Property, Chief Scientific Officer
Stefan K.F. Schwabe, M.D., Ph.D.	66	Executive Vice President of Research and Development, Chief Medical Officer
Victor Vaughn	60	Senior Vice President, Sales and Marketing

        Jack A. Khattar.    See "Election of Directors."

        Gregory S. Patrick has served as our Chief Financial Officer since November 2011. Previously, he served as Chief Financial Officer for three privately held life sciences companies; R012 (2010-2011); Bionor Immuno (2008-2010); and Sopherion Therapeutics (2004-2008). From 2001 through 2004, he served as Chief Financial Officer for Medimmune, and from 1999 to 2001, as Chief Financial Officer of Ventiv Health. Mr. Patrick served in a variety of positions at Merck & Co. from 1985 through 1999, including Vice President and Controller of Merck's Manufacturing Division, Executive Director of Corporate Planning and Reporting, and Executive Director of Financial Evaluation & Analysis. He started his career with Exxon Chemical Company as an engineer, subsequently joining Booz, Allen Hamilton as a management consultant and Avco Corporation as a financial manager. He holds B.S. and M.E. degrees from Rensselaer Polytechnic Institute in Environmental Engineering with a minor in Chemical Engineering, and an MBA in Finance from New York University.

        Padmanabh P. Bhatt, Ph.D., has served as our Senior Vice President Intellectual Property and Chief Scientific Officer since March 2012. Prior to that, he served as our Vice President of Pharmaceutical Sciences since 2005. From 2003 to 2005, Dr. Bhatt was Vice President of Advanced Drug Delivery at Shire Laboratories Inc. From 2001 to 2003, Dr. Bhatt served as Vice President of Research and Development and Chief Technology Officer at Point Biomedical Corporation. From 1996 to 2001, he served at ALZA Corporation (now a Johnson & Johnson company) in various positions from Product Development Manager to Director of Technical Development. Prior to that time, Dr. Bhatt has held positions as Research Specialist and Group Leader of Novel Drug Delivery at Dow Corning Corporation (from 1992 to 1996) and Senior Scientist at Hercon Laboratories (from 1989 to 1992). Dr. Bhatt earned his B.Pharm. and M.Pharm. degrees from the University of Bombay, India. He also holds M.S. and Ph.D. degrees in Pharmaceutical Chemistry from the University of Kansas.

        Stefan K. F. Schwabe, M.D., Ph.D., has served as our Executive Vice President of Research and Development and Chief Medical Officer since July 2012. Prior to that, Dr. Schwabe served as Chief Operating Officer at DemeRx, a privately-held biotech company, working in the area of addiction. From 2006 to 2010, Dr. Schwabe served as Vice-President for Project Direction for Neurology Projects at Sanofi-Aventis. From 2004 to 2006, he served as the Executive Director, US Clinical Development and Medical Affairs, Neuroscience for Novartis. From 1998 to 2004, Dr. Schwabe served as the Global Project Leader—Topamax for Johnson & Johnson. Dr. Schwabe served as Medical Director at Gabitril & Seroxat in the Health Care Strategy Unit, International Operations for Novo Nordisk, and both International Project Team Leader and International Clinical Team Leader—Trileptal and Scientific Investigator for Ciba-Geigy. Dr. Schwabe also served as Chief Resident, Department of Neurology for the Medical College of Wisconsin in Milwaukee, Wisconsin. Dr. Schwabe received his Bachelor of Science in Chemistry from Florida International University, his M.D. from the Ludwig-

Maximilians University in Munich, Germany and his Ph.D./Doctorate from the Department of Toxicology at the Technical University of Munich, Germany.

        Victor Vaughn has served as our Senior Vice President of Sales and Marketing since June 2014. From January 2013 to June 2014, he served as our Senior Vice President of Sales. Prior to that, Mr. Vaughn was a Pharmaceutical Consultant for Mt. Zion Consulting. From 1992 through 2005, Mr. Vaughn led the sales organization at Shire Pharmaceuticals, last serving as Senior Vice-President of Sales. Prior to that time, Mr. Vaughn was a Director, Hospital Sales for Fujisawa and held various positions at SmithKline Beecham, including Associate Director—Management Development. Mr. Vaughn earned his B.S. in Business Administration from East Tennessee State University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

        Our executive compensation program is designed to align the interests of our executives with those of our stockholders by rewarding executives with incentives that are closely linked to the Company's short and long-term performance goals. The program is focused on successfully attracting and retaining highly qualified and motivated executives and providing compensation levels and programs that are competitive with comparably sized pharmaceutical and biotechnology companies across the U.S. The Compensation Committee seeks to deliver competitive compensation to help us retain and motivate our executives for their contributions and for the value they create for all of our stockholders. As described below, a compensation consultant assists our Compensation Committee in this process.

        Pay for performance.    We structure our compensation program to align the interests of our executives with the interests of our stockholders. We believe that an employee's compensation should be tied directly to helping us achieve our mission and deliver value to our stockholders. Therefore, a significant part of each executive's pay depends on his or her individual performance against his or her key objectives. The Compensation Committee regularly reviews the alignment of executive compensation with company performance. The Compensation Committee (or the full Board in the case of our CEO) assesses the individual performance of each executive in making compensation decisions related to base salary, cash bonuses and equity awards, which assessment involves consideration of both objective measures and subjective assessments. The full Board of Directors evaluates the performance of the CEO against corporate objectives and achievement of specific goals that may occur during any given year, as well as the CEO's identification and evaluation of strategic opportunities and risks to the Company. The CEO and Compensation Committee (or the full Board in the case of our CEO) evaluate how well an executive fulfilled his or her obligations in the past year including consideration of how well the operations or functions for which an executive is responsible performed during the year. One factor that the CEO and Compensation Committee (or the full Board in the case of our CEO) evaluate in assessing individual performance is how well an executive performed against the performance goals set for such executive for the relevant year. Performance goals for each NEO typically include such areas as the executive's contributions to the Company's overall financial performance against forecasts, organizational development, corporate strategy and business development of the Company. The CEO and Compensation Committee (or the full Board in the case of the CEO) assesses the executive's ability to execute and contribute to the Company's overall strategy and the executive's overall operational excellence, leadership and ability to maintain good relations with our Board of Directors and our investors.

Compensation Program Design and Process

        We believe our executive compensation program is reasonable and appropriate because it is aligned with our research and development and business goals and our goal of delivering value to our stockholders. We rely on the expertise of our executive management team to drive overall company performance. The compensation program is designed to attract, retain and motivate key employees by providing competitive, equitable compensation in the form of base salary plus short and long term incentives.

Compensation Committee

        The Compensation Committee is responsible for providing oversight of our executive compensation program for the NEOs as well as other members of our executive management team. The Compensation Committee reviews and evaluates the executive compensation program on an annual basis to ensure that the program is aligned with our compensation philosophy. Once the Compensation Committee has reviewed and evaluated executive performance and our CEO has made his recommendations to the Compensation Committee, recommendations are made by the Compensation Committee to the Board of Directors for approval.

Role of Compensation Consultant

        The Compensation Committee periodically retains an independent compensation consulting firm to provide advisory services concerning our executive compensation programs. Radford, an AON Consulting company, assisted the Compensation Committee by providing the following services in 2017:

  •
  Competitive benchmarking and market data analysis, including data used for reviewing the compensation of our CEO, Chief Medical Officer, Chief Financial Officer and other members of our executive management team;

  •
  Reviewed and advised on certain materials provided to the Compensation Committee for discussion and approval; and

  •
  Participated in certain of the Compensation Committee's meetings in 2017.

        The members of the Radford team provide advice to the Compensation Committee and other than providing data as mentioned below, the Radford team does not provide any other services. Radford follows internal guidelines and practices to guard against any conflict of interest and to ensure the objectivity of its advice.

Role of Company Management

        The CEO makes recommendations to the Compensation Committee concerning the performance relative to corporate performance goals, compensation of the other NEOs and other executive management. In addition, the CEO leads management in setting the research and development and business goals that are used as the performance goals for the bonus incentive plan, subject to Board approval. The CEO works closely with the Compensation Committee to ensure that the Compensation Committee is provided with the appropriate information to make its decisions and to propose recommendations for Compensation Committee consideration. The Compensation Committee evaluates compensation data from Radford and makes a recommendation to the Board of Directors for its approval. Once approved by the Board of Directors, the CEO communicates those decisions to management for implementation.

        The full Board assesses the CEO's performance in making compensation decisions related to base salary, cash bonuses and equity awards for the CEO. The assessment of performance is based on both objective measures and subjective evaluation of the CEO's performance. This assessment includes consideration of how well the operations or functions for which the CEO is responsible performed during the year and the Company's overall performance. One factor that the Board evaluates in assessing the CEO's performance is how well the CEO performed against the performance goals set for the Company for the relevant year. The Board of Directors reviews and evaluates the CEO and Company performance and uses the Compensation Committee recommendations to determine the

CEO's compensation including base salary and short and long term incentives. The CEO is not in attendance when these discussions are held.

Benchmarking and Use of Peer Group Data

        Our executive compensation program seeks to provide total compensation at pay levels of executives with similar roles at comparable companies when targeted levels of performance are achieved. Use of survey data from our peers plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helping us to ensure that the compensation is market competitive in order to attract and retain talent.

        The Company participates in compensation surveys conducted by Radford each year. The Company has access to the resulting Radford reports, which are specific to the pharmaceutical and biotech industry and provide data on salaries, bonuses and equity grants for specific job functions. The Company utilizes this information when reviewing the salaries for all of its employees, including the NEOs.

        As indicated above, the Compensation Committee has, in certain years, retained Radford to conduct a study of peer companies for the purpose of reviewing the compensation levels of our executive officers, including the NEOs, and other executive management. Radford provides a recommended peer group to the Compensation Committee and the Compensation Committee reviews the peer group and, if the available data indicate, makes recommendations for deletions and/or additions and approves the final peer group. The Compensation Committee uses this data from the Peer Group to help identify a reasonable benchmark for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in the amount of non-cash compensation that is paid to the NEOs, as the market data we obtain regarding companies in our peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. We believe that the design of our executive compensation programs, with its emphasis on reward for achievement of the key goals that comprise our annual and long-term business plan, does not create incentives for our executives to take excessive or unnecessary risks that could threaten the value of the Company. However, Radford's review does include a risk assessment of our executive compensation programs.

        The Compensation Committee retained Radford to conduct a competitive benchmarking analysis on compensation for 2017. The report compared our executive compensation with that of a sample of the peer group companies that generally meet some or all of the following criteria:

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  Public commercial pharmaceutical companies with a product on the market;

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  Market values generally between $750 million and $7 billion;

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  Companies with annual revenue generally between $100 million and $650 million; and

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  Companies with 100-1000 employees reflecting other organizations of similar scale and complexity.

        Radford reviewed the peer group approved by the Compensation Committee for 2016 and determined that a number of these companies needed to be replaced with other companies that met the 2017 criteria. The Compensation Committee approved the final 2017 peer group list.

        Based on the criteria set forth above, the final group of peer companies (Peer Group) approved by the Compensation Committee for 2017 was composed of the following companies: Acadia Pharmaceuticals, Acorda Therapeutics, AMAG Pharmaceuticals, Amarin, Corcept Therapeutics, Eagle Pharmaceuticals, Emergent BioSolutions, Exelixis, Inc., Halozyme Therapeutics, Innoviva, Insys Therapeutics, Ionis Pharmaceuticals, Ironwood Pharmaceuticals, Ligand Pharmaceuticals, Momenta Pharmaceuticals, Nektar Therapeutics, Pacira Pharmaceuticals, Portola Pharmaceuticals, Repligen, Retrophin, Sarepta Therapeutics, Seattle Genetics, Sucampo Pharmaceuticals, The Medicines Company, Theravance Biopharma and Vanda Pharmaceuticals.

Elements of Executive Compensation

        The main components of our executive compensation program are:

  •
  Base salary;

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  Annual cash incentive bonus;

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  Long-term incentives—equity awards; and

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  Benefits including 401(k) safe harbor match and our Employee Stock Purchase Plan (ESPP).

        The following discussion describes how each of these elements of compensation fit into our overall compensation objectives and describes how and why compensation decisions were made with respect to each element based on our year-end analysis of competitive market data and our annual review of corporate and individual performance.

Base Salaries

        Base salaries are paid in order to provide a fixed component of compensation for the NEOs and other executive management. For 2017, at the Compensation Committee meeting on February 24, 2017, the Committee established the base salaries of the NEOs to be within a range that is competitive with salaries paid to comparable officers at companies in the Peer Group. For each of these officers, the Compensation Committee increased the base salaries from the 2016 level.

Annual Cash Incentive Bonuses

        Cash incentive bonuses are intended to reward Company and individual performance by providing executive officers with an opportunity to receive additional cash compensation based on both the Company's performance relative to the targets and the Compensation Committee's assessment of how well the executive officer performed his or her role during the applicable year.

        Target Setting.    Cash bonus targets, expressed as a percentage of base salary, for all NEOs and other executive management, were set within a range that is competitive with cash bonuses paid to comparable officers at companies in the Peer Group. The Compensation Committee has the discretion to adjust each officer's target as it deems appropriate. Potential reasons for adjusting cash bonus targets include the impact of the officer's position on the Company's results and how the officer's base salary, upon which the bonus is based, has increased historically. The length of time an officer has been in his or her current role and how the officer's role fits within the hierarchy of the Company are also considered.

        Elements of Bonus.    Each cash bonus target consists of two elements (other than for the CEO whose individual objectives are fundamentally the same as the Company objectives): a Company performance element and an individual performance element. The targets and the relative weighting of objectives for the NEOs in 2017 were as follows:

		Weighting of Objectives
	Target Bonus
Position/Level		Company	Individual
Jack A. Khattar	70%	100%	0%
Gregory S. Patrick	40%	60%	40%
Padmanabh P. Bhatt, Ph.D	35%	60%	40%
Stefan K.F. Schwabe, M.D., Ph.D.	40%	60%	40%
Victor Vaughn	40%	60%	40%

        Please refer to the "Summary Compensation Table" for information concerning the actual bonuses paid to each of our NEOs for the year ended December 31, 2017.

        Corporate Performance Goals.    We measure our annual corporate performance against our achievement of the key objectives and goals set forth in our annual business plan, rather than only by the achievement of specified financial measures, such as earnings per share or revenue growth targets, although such measures are increasing in importance as a result of the growth and maturity of our company and our emergence as a sustainably profitable business. In evaluating the performance of our company, the Compensation Committee takes into account our strategic focus, which is to develop and commercialize products for the treatment of central nervous system diseases. This strategy is anchored around the continued growth of Oxtellar XR® and Trokendi XR® and selective investments in our research and development pipeline and technology platforms which are designed to realize long-term growth for our company. At the beginning of 2017, the CEO recommended and the Board approved certain specified financial objectives and the following corporate goals for calendar year 2017 for the purpose of awarding incentive compensation.

  •
  Trokendi XR and Oxtellar XR

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  Launch migraine indication for Trokendi XR.

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  Completion of specific activities related to the pediatric formulations pursuant to our post-marketing commitments to the U.S. Food and Drug Administration (FDA).

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  Completion of specific manufacturing activities in support of both products.

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  SPN-810

  •
  Complete interim analysis of Phase III trial.

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  Initiate certain studies that are important for the New Drug Application.

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  SPN-812

  •
  Conduct end of Phase II meeting with FDA.

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  Initiate Phase III trials.

  •
  Initiate manufacturing of registration batches.

        The bonus program has various payout levels depending on our performance against the goals. The payout for the bonus is determined on the level of achievement in the Company goals. If the corporate goals are achieved, the payout is based on a sliding scale. For example, if we achieve 90% of our goals, 90% of the amount attributable to the goals will be funded. The Board, in its discretion, may adjust the payout levels.

Long Term Incentives—Equity Awards

        Equity awards have the potential to be a significant component of each NEO's compensation package. We emphasize equity awards to motivate our NEOs to drive the long-term performance of the Company and to align their interests with those of our stockholders. We believe this emphasis is appropriate as these officers have the greatest role in establishing the Company's direction and should be a significant proportion of their compensation aligned with the long-term interests of stockholders.

  Structure of Equity Compensation Program

        The Compensation Committee makes annual grants of stock options to provide a certain amount of equity to officers that will vest as long as the officer continues to serve at Supernus. These grants align the interests of our NEOs with those of our stockholders because the grants will only have value as long as the market value of Supernus' equity increases from the date of grant. Stock option awards for our NEOs were set within a range that is competitive with equity awards granted to comparable officers at companies in the Peer Group. The Compensation Committee has the discretion to adjust each officer's award as it deems appropriate. Potential reasons for adjusting stock option awards include the officer's specific performance, how the officer's role fits within the hierarchy of the organization, the impact of the officer's position on the Company's results, how the officer's stock option awards have increased historically, and how long an officer has been in his or her current role.

  Equity Grants

        In order to determine the size of equity grants to be awarded to each NEO during the annual grant process, the Compensation Committee reviewed market data on how much equity similarly situated officers were receiving at companies in the Peer Group. This review focused on how much equity should be granted to each officer in order to be competitive with equity awards provided to officers at companies in the Peer Group. On February 24, 2017, the Board of Directors approved, upon recommendation from the Compensation Committee, a grant of 325,000 options to Mr. Khattar, 50,000 options to Mr. Patrick, Dr. Schwabe and Mr. Vaughn and 40,000 options to Dr. Bhatt. In determining the actual amounts of each NEO's 2017 option grant, the Compensation Committee (or the Board in the case of Mr. Khattar) applied its reasonable discretion within the parameters of the procedure described above.

  Other benefits

        Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life insurance, disability insurance, ESPP and our 401(k) plan, in each case on the same basis as our other employees. The NEOs participate in the same medical and dental benefit programs as other employees. The Company makes a safe harbor match to the 401(k) Plan for all participants. There were no special benefits or perquisites provided to any executive officer in 2017, except for certain compensation paid to Mr. Vaughn for certain travel and residence rental expenses. The Company does not maintain a pension program or a deferred compensation plan for executives or for any other employees, other than the Supernus Supplemental Executive Retirement Plan (SERP), which was established for the benefit of Jack Khattar, for the sole purpose of receiving funds from a Shire (the former parent of the predecessor of the Company) SERP and providing a continuing deferral program under the Supernus SERP. No additional contributions have been made to the account by Supernus or by Mr. Khattar personally since the Supernus SERP was established.

Corporate Policies Covering Executive Compensation

Share Ownership and Retention Guidelines

        The Company does not have share ownership or retention guidelines for its NEOs or other employees.

Equity Incentive Grant Mechanics and Timing

        The Compensation Committee approves all grants for equity incentives, including grants to NEOs. Awards granted to the CEO must be approved by the Compensation Committee and then recommended by the Committee to the Board of Directors. At least 75% of the independent (non-management) directors of the Board must approve the grant.

        For annual awards, the grant date is the date during the first calendar quarter when the Compensation Committee and the full Board of Directors meet. The Compensation Committee's procedure for timing of equity grants assures that grant timing is not being manipulated for employee gain. This date is established by the Compensation Committee and the full Board of Directors well in advance and typically falls in late February or early March. This first quarter grant date timing coincides with the Company's calendar-year-based performance management cycle, allowing managers to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

        The exercise price for all awards to the NEOs (including the CEO) is the fair market value of the Company's common stock on the effective date of the grant. The fair market value of the Company's common stock as of the particular date is defined as the closing price of the Company's common stock on the date of the grant by the Board.

Policy Against Repricing Stock Options

        The Company has a consistent policy against the repricing of stock options without stockholder approval.

Option Forfeiture Upon Termination for Cause

        An executive may be terminated for cause, due to dishonesty, embezzlement, theft or fraudulent misconduct or for other reasons. In such a case, any unpaid and/or unvested incentive awards as of the date of termination would be forfeited.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee:
John M. Siebert, Ph.D., Chair Frederick M. Hudson Charles W. Newhall, III

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows the compensation earned by our NEOs during the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jack A. Khattar	2017	613,250	4,418,543	498,000	41,131	5,570,924
Chief Executive Officer, President &	2016	593,042	1,803,001	500,000	40,522	2,936,565
Secretary	2015	523,403	1,307,180	362,000	35,132	2,227,715
Gregory S. Patrick	2017	350,584	679,776	143,000	21,318	1,194,677
Vice President, Chief Financial Officer	2016	340,583	353,530	147,000	23,246	864,359
	2015	330,470	261,436	141,000	19,500	752,406
Padmanabh P. Bhatt, Ph.D	2017	357,584	543,821	137,000	24,460	1,062,864
Senior Vice President, Intellectual	2016	347,583	282,824	131,000	24,168	785,575
Property, Chief Scientific Officer	2015	337,443	156,862	110,000	21,997	626,302
Stefan K.F. Schwabe, M.D., Ph.D.	2017	377,542	679,776	159,000	31,606	1,247,924
Executive Vice President of Research	2016	366,583	353,530	159,000	44,046	923,159
and Development, Chief Medical Officer	2015	356,411	261,426	151,000	31,752	800,589
Victor Vaughn	2017	330,584	679,776	145,000	59,642	1,215,001
Senior Vice President of Sales and	2016	319,792	353,530	144,000	59,449	876,771
Marketing	2015	291,635	183,005	110,000	46,511	631,151

(1)
Our NEOs will only realize compensation to the extent the market price of our common stock at date of exercise is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see Note 10 to our consolidated financial statements included in our Annual Report to Stockholders.

(2)
Amounts represent annual performance bonus compensation earned for the years ended December 31, 2017, 2016 and 2015 based on pre-established performance objectives. Annual performance bonus compensation for 2017, 2016 and 2015 was paid in early 2018, early 2017 and early 2016, respectively.

(3)
Amounts include (i) the premium amounts paid by us for life insurance coverage for each NEO, (ii) the employer matching contributions made on behalf of each NEO to our 401(k) plan and (iii) the compensation expense related to participation in the Company's ESPP (other than for Dr. Bhatt). Dr. Schwabe's other compensation also includes a grossed-up tenure award of $1,205 received in fiscal year 2017 and travel and residence rental expense of $13,936 for the fiscal year 2016. Mr. Patrick's other compensation also includes a grossed-up tenure award of $1,234 received in fiscal year 2016. Mr. Vaughn's other compensation also includes travel and residence rental expense in the amount of $24,524 and $24,295 for the fiscal years 2017 and 2016, respectively.

Employment Agreement, Offer Letters and Severance Benefits

Jack A. Khattar

        On December 22, 2005, we entered into an Employment Agreement with Mr. Khattar, our President and CEO, providing for his continued employment, effective as of the signing date. This employment agreement provides that Mr. Khattar's employment is at-will and may be terminated by either us or him at any time for any or no reason. Mr. Khattar's base salary is subject to review from time to time by our Board and may increase based on his and the Company's performance. Furthermore, he is eligible to participate in our group benefits programs, including but not limited to, medical insurance, vacation and retirement plans, and will be provided with life insurance and the ability to participate in a 401(k) plan.

        On February 29, 2012, we entered into an amended and restated employment agreement with Mr. Khattar effective January 1, 2012, to revise terms related to termination benefits and change in control provisions while retaining in all material respects the terms of Mr. Khattar's previous employment agreement. On August 6, 2014, the Company entered into the first amendment to Mr. Khattar's amended and restated employment agreement to further revise terms related to termination benefits upon a change in control. Under the amendment, Mr. Khattar's stock-based compensation arrangements will be fully vested and nonforfeitable on the date of such termination and will continue to be exercisable and payable in accordance with the terms that apply under such arrangements other than any vesting requirements. Finally, on March 2, 2016, we entered into the second amendment to the amended and restated employment agreement with Mr. Khattar, which amendment eliminated a provision limiting the target bonus our Board of Directors or the Compensation Committee may award Mr. Khattar.

        In the event Mr. Khattar is terminated by us without cause, as defined in the employment agreement, or he resigns with good reason, as defined in the employment agreement to include, among other things, any material reduction in base compensation or material diminution in title, duties or responsibilities as President and CEO, Mr. Khattar will be entitled to receive (i) continued payment of his base salary for 18 months, (ii) an amount equal to the most recent annual bonus paid to him which shall be payable over 18 months, and (iii) continuation of his taxable and non-taxable benefits for 18 months, subject to the limits under applicable law. In the event that Mr. Khattar is terminated for cause or he terminates his employment without good reason, Mr. Khattar will not be entitled to the payments and benefits described above, unless mutually agreed upon in writing. Mr. Khattar's employment agreement also includes a non-solicitation covenant and a non-compete covenant for at least one year following the termination of Mr. Khattar's employment.

Other Officers

        Each of Mr. Patrick, Dr. Schwabe and Mr. Vaughn has entered into a standard form of Executive Retention Agreement with the Company, which provides severance payments and other benefits in the event of a change of control of our company. We believe that the occurrence or potential occurrence of a change of control transaction could create uncertainty regarding the continued employment of these executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with severance benefits if the executive's employment terminates in connection with a change of control. The payment of change of control protection benefits (other than vesting of equity awards) is only triggered by a termination of employment.

        Under the Executive Retention Agreement, upon termination of employment by the Company prior to a change in control without cause or by the executive officer for good reason, the executive officer will be entitled to receive his base salary and health benefits for a period of 12 months following the termination date. In the event of termination of employment by the Company on the date of, or within 12 months after, a change in control without cause or by the executive officer for good reason, the executive officer will be entitled to receive his base salary and health benefits for a period of 12 months following the termination date, a lump-sum payment equal to the most recent annual bonus received by the executive officer, and the executive officer's stock-based compensation arrangements will be fully vested and nonforfeitable on the date of such termination and will continue to be exercisable and payable in accordance with the terms that apply under such arrangements other than any vesting requirements.

        The specific terms of the Executive Retention Agreements were approved by our Compensation Committee and ratified by our Board after consideration of a recommendation by Radford, our independent compensation consulting company, that the adoption of certain termination and change of control practices are consistent with the Company's peer group. The specific severance benefits payable to our executive officers are set forth below under "Potential Payments upon Termination or Change of Control."

        Pursuant to the terms of the offer letter with Dr. Bhatt, he is entitled to receive six months of severance pay in connection with a restructuring of the Company that results in the elimination of his position.

Clawback Policy

        Our Board has adopted a Clawback Policy which applies to all of the Company's current and former executive officers and vice presidents. Any bonus and/or equity compensation granted by the Company after the date of adoption is subject to this Clawback Policy. The policy provides that if (i) the Board determines that a covered executive engaged in fraud, intentional misconduct or gross negligence that requires a material restatement of financial results, and (ii) such fraud or intentional misconduct resulted in an incorrect determination that an incentive compensation performance goal had been achieved, then the Board may take appropriate action to recover from such covered executive any incentive compensation resulting from such incorrect determination paid to such covered executive during the three-year period preceding the filing of such accounting restatement.

Pension Benefits

        Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our Board of Directors or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

        Our CEO participates in the Supernus Supplemental Executive Retirement Plan (SERP). The Supernus SERP was established for the sole purpose of receiving funds from a previous SERP and providing a continual deferral program under the Supernus SERP. The Company has not made, and has no plans to make, contributions to the SERP.

Grants of Plan-Based Awards

        During fiscal year ended December 31, 2017, each of our NEOs participated in our performance-based cash incentive plan in which each officer was eligible for the awards set forth in the following table. The following table also sets forth information regarding equity awards granted to our NEOs during the year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Options Awards:
						Grant Date Fair Value of Stock and Option Awards(2) ($)
					Exercise or Base Price of Option Awards(1) ($/sh)
				Number of Securities Underlying Options(#)
Name	Grant Date	Target ($)	Maximum ($)
Jack A. Khattar	2/24/2017	$429,800	$429,800	325,000	$25.30	$4,418,543
Gregory S. Patrick	2/24/2017	$140,400	$140,400	50,000	$25.30	$679,776
Padmanabh P. Bhatt, Ph.D.	2/24/2017	$125,300	$125,300	40,000	$25.30	$543,821
Stefan K.F. Schwabe, M.D., Ph.D.	2/24/2017	$151,200	$151,200	50,000	$25.30	$679,776
Victor Vaughn	2/24/2017	$132,400	$132,400	50,000	$25.30	$679,776

(1)
Amounts represent the closing market price of our common stock on the date of the grant.

(2)
Amounts reflect the aggregate grant date fair value of the awards calculated in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End

        The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of December 31, 2017.

	Options Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Jack A. Khattar	0	325,000	25.30	2/24/2027
	63,750	191,250	12.98	3/1/2026
	125,000	125,000	9.13	3/3/2025
	112,500	37,500	9.56	1/23/2024
	300,000	0	7.90	2/5/2023
Gregory S. Patrick	0	50,000	25.30	2/24/2027
	12,500	37,500	12.98	3/1/2026
	25,000	25,000	9.13	3/3/2025
	37,500	12,500	9.24	1/21/2024
	20,000	0	7.90	2/5/2023
	25,000	0	5.88	12/30/2021
Padmanabh P. Bhatt, Ph.D.	0	40,000	25.30	2/24/2027
	10,000	30,000	12.98	3/1/2026
	15,000	15,000	9.13	3/3/2025
	22,500	7,500	9.24	1/21/2024
	80,000	0	7.90	2/5/2023
Stefan K.F. Schwabe, M.D., Ph.D.	0	50,000	25.30	2/24/2027
	12,500	37,500	12.98	3/1/2026
	25,000	25,000	9.13	3/3/2025
	30,000	10,000	9.24	1/21/2024
	20,000	0	7.90	2/5/2023
Victor Vaughn	0	50,000	25.30	2/24/2027
	12,500	37,500	12.98	3/1/2026
	17,500	17,500	9.13	3/3/2025
	22,500	7,500	9.24	1/21/2024
	85,000	0	7.90	2/5/2023

(1)
All stock options and stock awards vest over four years in four equal installments of 25% each on the first four anniversaries of the date of grant.

(2)
Equals the closing market price of our common stock on the date of grant.

Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
Jack A. Khattar	—	—
Gregory S. Patrick	130,000	4,563,057
Padmanabh P. Bhatt, Ph.D.	—	—
Stefan K.F. Schwabe, M.D., Ph.D.	95,000	3,198,175
Victor Vaughn	—	—

Potential Payments upon Termination or Change in Control

        Assuming Mr. Khattar's employment is terminated without cause or he resigns for good reason, or he resigns for good reason after a change of control, each such term as defined in Mr. Khattar's employment agreement, on December 31, 2017, the estimated values of payments and benefits to Mr. Khattar are set forth in the following table. Assuming Mr. Patrick's, Dr. Schwabe's or Mr. Vaughn's respective employment is terminated without cause or he resigns for good reason, or he resigns for good reason after a change of control, each such term as defined in the Executive Retention Agreement, on December 31, 2017, the estimated values of payments and benefits to these executives are set forth in the following table. In addition, the following table also sets forth the amount payable upon a restructuring of Supernus that results in the elimination of Dr. Bhatt's position assuming the restructuring occurred on December 31, 2017.

	Benefit	Termination Upon a Restructuring	Termination Without Cause or Resignation for Good Reason	Resignation for Good Reason After a Change of Control
Jack A. Khattar	Base salary continuation	$921,000	$921,000	$921,000
	Bonus(1)	$500,000	$500,000	$500,000
	Continuation of benefits(2)	$23,852	$23,852	$23,852

	Total		$1,444,852	$1,444,852

Gregory S. Patrick	Base salary continuation	$351,000	$351,000	$351,000
	Bonus(3)	$147,000	$147,000	$147,000
	Continuation of benefits(4)	$0	$0	$0

	Total		$498,000	$498,000

Padmanabh P. Bhatt, Ph.D.	Severance	$179,000

Stefan K.F. Schwabe, M.D., Ph.D.	Base salary continuation	$378,000	$378,000	$378,000
	Bonus(3)	$159,000	$159,000	$159,000
	Continuation of benefits(4)	$16,032	$16,032	$16,032

	Total		$553,032	$553,032

Victor L. Vaughn	Base salary continuation	$331,000	$331,000	$331,000
	Bonus(3)	$144,000	$144,000	$144,000
	Continuation of benefits(4)	$16,032	$16,032	$16,032

	Total		$491,032	$491,032

(1)
Amount shown for bonus in connection with a change in control represents the bonus payment Mr. Khattar would have earned under his employment agreement based on the assumption that his employment terminated as of the last day of fiscal 2017. The amount set forth in the table reflects the most recent bonus paid to Mr. Khattar under our annual cash incentive plan as of December 31, 2017.

(2)
Amounts shown for continuation of benefits represent estimates for the continuation of COBRA insurance benefits afforded to Mr. Khattar and eligible family members in accordance with his employment agreement.

(3)
Amounts shown for bonus in connection with the Executive Retention Agreement represent the bonus payment to the executive based on a lump-sum payment equal to the most recent annual bonus received by the executive. The amount set forth in the table reflects the most recent bonus paid to the executive under our annual cash incentive plan as of December 31, 2017.

(4)
Amounts shown for continuation of benefits represent estimates for the continuation of COBRA insurance benefits afforded to the executive officer and eligible family members in accordance with his employment agreement.

CEO Pay Ratio

        Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer to the annual total compensation of our median employee. During fiscal year 2017, the principal executive officer of Supernus was our President and Chief Executive Officer, Jack Khattar. For 2017, the annual total compensation of Mr. Khattar, as disclosed in the Summary Compensation Table, was $5,570,924, and for our median employee was $130,200, resulting in a pay ratio of approximately 43:1.

        In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of December 31, 2017 by (i) aggregating for each applicable employee (A) annual base salary, (B) the target bonus and commissions and (C) the estimated grant date fair value of equity granted in 2017, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of Supernus, excluding Mr. Khattar.

        The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

        Under our director compensation structure for 2017, non-employee directors received the following:

  •
  Annual retainer of $50,000 for non-chairman members and $80,000 for the Chairman, paid annually; and

  •
  Annual retainer ranging from $5,000 to $20,000 for service on a committee, and $25,000 to $26,000 for service as the Chairman of a committee.

        Our employee director receives no compensation for serving as a director.

        The following table sets forth a summary of the compensation we paid to directors in 2017.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Georges Gemayel	55,000	(2)	230,351	285,351
Frederick M. Hudson	75,000	(3)	230,351	305,351
Charles W. Newhall, III	106,000	(4)	230,351	336,351
William A. Nuerge	70,000	(5)	230,351	300,351
John M. Siebert, Ph.D.	70,000	(6)	230,351	300,351

(1)
Amounts represent the grant date fair value of our common stock calculated in accordance with ASC 718.

(2)
Dr. Gemayel received a $50,000 annual retainer and $5,000 for his service on the Governance and Nominating Committee.

(3)
Mr. Hudson received a $50,000 annual retainer and $25,000 for service as Chairman of the Audit Committee.

(4)
Mr. Newhall received a $50,000 annual retainer for his service on the Board, a $30,000 retainer for his service as Chairman of the Board, and $26,000 for his service as Chairman of the Governance and Nominating Committee for the same period.

(5)
Mr. Nuerge received a $50,000 annual retainer and $20,000 for his service as a member of the Audit Committee and the Compensation Committee.

(6)
Dr. Siebert received a $50,000 annual retainer and $20,000 for his service as a member of the Audit Committee and the Compensation Committee.

Stock Option Awards

        For more information regarding stock option awards and restricted stock granted to our NEOs and directors, see the sections above entitled "Executive Compensation—Outstanding Equity Awards at Fiscal Year-End" and "Director Compensation."

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has discussed the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T with KPMG LLP, our independent registered public accounting firm.

        The Audit Committee has received written disclosures from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board which relate to the accountant's independence from us and has discussed with KPMG LLP their independence from us. The Audit Committee has considered whether the provision of the services provided by KPMG LLP is compatible with maintaining KPMG LLP's independence.

        Based on the review and discussions referenced above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee:
Frederick M. Hudson, Chair Georges Gemayel, Ph.D. John M. Siebert, Ph.D.

 PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm (IRPA Firm) for the fiscal year ending December 31, 2018. The IRPA Firm has served as our independent auditors since October 2015. The IRPA Firm is considered by management to be well qualified.

        Appointment of the IRPA Firm is not required to be submitted to a vote of our stockholders for ratification. However, the Board of Directors has determined that the matter should be presented to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain the IRPA Firm and may retain that firm or another without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different IRPA Firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

        A representative from the IRPA Firm is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions of stockholders.

        The following table sets forth, in thousands, the aggregate fees for services rendered to us by KPMG LLP as described below ($ in thousands):

	2017	2016
Audit fees	$1,126	$1,768
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,126	$1,768

        Audit Fees:    These amounts include fees for professional services rendered for the audit of the Company's annual financial statements, review of the Company's financial statements included in the Company's quarterly reports, audit of the Company's internal control over financial reporting, review of documents filed with the SEC, comfort letters, consents and certain accounting consultations in connection with the audits.

        Audit-Related Fees:    Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These fees include professional services incurred in connection with accounting consultations and consultation regarding financial accounting and reporting standards.

        Tax Fees:    Tax fees consist primarily of professional services for corporate tax compliance, including the preparation of tax returns and consultation services.

        The Audit Committee has reviewed the IRPA Firm's provision of services and has determined that these services are compatible with maintaining the auditor's independence. The IRPA Firm did not provide any non-audit services for us in 2017 or 2016.

        All of the audit services provided by KPMG LLP described above were approved by the Audit Committee pursuant to the SEC rule that requires audit committee pre-approval of audit and non-audit services provided by Supernus' independent auditors, to the extent that rule was applicable during fiscal year 2017. On an ongoing basis, management will communicate specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee will review these requests and advise management and the independent auditors if the Audit Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, the independent auditors will report to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

        The Board of Directors recommends a vote "FOR" the ratification of the selection of KPMG LLP as our independent public accounting firm for the year ending December 31, 2018.

 PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act requires all public companies to hold a separate non-binding advisory stockholder vote to approve the compensation of named executive officers (NEOs), which is described in the Compensation Discussion and Analysis, the executive compensation tables, and the accompanying narrative disclosure in the Company's Proxy Statement (commonly referred to as a "say-on-pay" vote). Pursuant to Section 14A of the Exchange Act, each public company must submit this proposal to its stockholders not less than every six years. In this Proposal 3, we are asking our stockholders to approve, on a non-binding basis, the compensation paid to our NEOs.

        As noted in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to align the interests of our executives with those of our stockholders to reward executives with incentives that are closely linked to the Company's short and long-term performance goals. Through regular review of the alignment of executive compensation with the Company's performance, the Compensation Committee seeks to successfully attract and retain highly qualified and motivated executives by providing a competitive executive compensation program that aligns with the value that our executives create for our stockholders. The Compensation Discussion and Analysis section describes our executive compensation philosophy and objectives, how our compensation program is designed, the elements of executive compensation, the use of benchmarking and peer group data, and the actual compensation of our NEOs identified in that section. The Compensation Committee and our Board of Directors believe that the policies and practices described in the Compensation Discussion and Analysis section of this Proxy Statement are effective in implementing our compensation philosophy and objectives and that the compensation of our NEOs for fiscal year 2017 reflects and supports those policies and practices.

        Our Board of Directors will take into consideration the outcome of this vote in determining the frequency of future non-binding, advisory votes on the compensation of our NEOs. As an advisory vote, the results of this vote will not be binding on the Board of Directors or the Company. Our Board of Directors may decide that it is in our best interests and those of our stockholders to hold the advisory vote to approve the compensation of our NEOs more or less frequently.

        The Board of Directors recommends a vote "FOR" the proposal to approve, on a non-binding basis, the compensation paid to our named executive officers, as described in this Proxy Statement.

 PROPOSAL 4
APPROVAL OF THE THIRD AMENDED AND RESTATED
2012 EQUITY INCENTIVE PLAN

        The Board of Directors adopted the 2012 Equity Incentive Plan (2012 Plan) to encourage and enable selected directors, officers, employees and consultants to acquire a proprietary interest in Supernus through the ownership, directly or indirectly, of our common stock.

        Subject to the approval of our stockholders, the Board of Directors has adopted the third amended and restated 2012 Plan to (i) eliminate Section 162(m) limits consistent with the elimination of the deductibility of compensation to covered employees under the Tax Cuts and Jobs Act of 2017; (ii) include a provision that, for purposes of determining the remaining number of shares subject to the 2012 Plan (the maximum number of shares is currently 8,000,000), each share underlying a stock option or SAR shall be counted as one (1) share, while all other awards shall be counted as one and one-half (1.5) shares against the maximum number of shares issuable under the 2012 Plan; (iii) generally require an award recipient to complete one (1) year of service after an award before any portion of the award may vest; (iv) eliminate the provision permitting tax gross-ups to award recipients, (v) eliminate discretion to provide for dividend equivalent payments on awards; (vi) clarify cash-out of underwater awards upon certain covered transactions (unless approved by our stockholders) are prohibited; and (vii) make certain other technical and administrative changes. A copy of the 2012 Plan, as amended, is included as Appendix A to this Proxy Statement. The material terms of the 2012 Plan are described below.

Share Reserve

        8,000,000 shares of common stock are currently reserved for delivery under awards granted pursuant to our 2012 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Under the 2012 Plan, the maximum number of shares available for grant shall not be increased by (i) shares tendered as payment for the exercise of a stock option or SAR, (ii) shares withheld to cover taxes, and (iii) shares that have been repurchased by the Company using stock option or SAR exercise proceeds. Shares underlying awards that otherwise expire or become unexercisable without having been exercised or that are forfeited shall again become available for award.

Administration

        The 2012 Plan is presently administered by the Compensation Committee of our Board of Directors.

Eligibility

        Key employees and directors of, and consultants and advisors to, Supernus and its affiliates are eligible to participate in the 2012 Plan, but only such persons as selected by the administrator become participants.

Types of Awards

        The types of awards that are available for grant under the 2012 Plan are:

  •
  stock options (incentive stock options and non-qualified stock options);

  •
  stock appreciation rights;

  •
  restricted stock;

  •
  unrestricted stock;

  •
  stock units, including restricted stock units;

  •
  performance awards;

  •
  cash awards; and

  •
  other awards that are convertible into or otherwise based on stock.

Vesting

        Except for the administrator's discretion to provide for accelerated vesting upon a participant's death, disability or a covered transaction, or for awards which in the aggregate do not exceed 5% of the shares available for awards as determined under the 2012 Plan, the administrator shall require that each participant complete at least one year of continuous service following the grant of an award before the participant vests in any portion of the award.

Transferability

        Under the 2012 Plan, neither incentive stock options nor, except as the administrator otherwise expressly provides, other awards are permitted to be transferred other than by will or by the laws of descent and distribution. The administrator may permit awards other than incentive stock options to be transferred by gift, subject to such limitations as the administrator may impose.

Corporate Transactions

        In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of our assets or a dissolution or liquidation of Supernus, the administrator may, among other things, accelerate vesting, provide for continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the cash-out of awards (but only with stockholder approval if the awards are underwater) for an amount equal to the difference between their fair market value and their exercise price (if any) or for the accelerated vesting or delivery of shares under awards, in each case on such terms and with such restrictions as it deems appropriate. Except as otherwise provided in an award agreement, awards not assumed or cashed-out will terminate upon the consummation of such corporate transaction.

Adjustment

        In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the 2012 Plan and the individual limits included in the 2012 Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. The administrator may also make the types of adjustments described above to take into account events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2012 Plan and to preserve the value of awards.

Term

        No awards will be made after the 10th anniversary of the 2012 Plan's adoption, but previously granted awards will be permitted to continue beyond that date in accordance with their terms. The term of each award may not exceed 10 years.

Amendment or Termination

        The administrator may at any time or times amend the 2012 Plan or any outstanding award for any purpose, subject to stockholder approval where such approval is required by applicable law, and may at any time terminate the 2012 Plan as to any future grants of awards, except that, unless otherwise expressly provided in the 2012 Plan, the administrator may not, without the participant's consent, alter the terms of an award so as to affect materially and adversely the participant's rights under the award, unless the administrator expressly reserved the right to do so at the time the award was granted.

        The Board of Directors deems the above proposal to be in our best interests and recommends a vote "FOR" the amendment to the 2012 Equity Incentive Plan.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10 percent of a registered class of Supernus' equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        During 2017, there were no late Form 3 or Form 4 filings made by any of our directors or executive officers. In making these disclosures, we have relied on written representations of our directors and executive officers and copies of reports that we have filed on their behalf with the SEC.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

        Stockholders intending to submit proposals (other than a director nomination) to be included in our proxy statement for the Annual Meeting of Stockholders to be held in 2019 must send their proposals to the Secretary of Supernus at 1550 East Gude Drive, Rockville, Maryland 20850 no later than December 28, 2018. Such proposals must relate to matters appropriate for stockholder action and be consistent with the SEC's rules and regulations regarding the inclusion of stockholder proposals in our proxy materials set forth in Rule 14a-8. With respect to director nominations, stockholders should refer to the Corporate Governance section of this Proxy Statement.

        Stockholders intending to present proposals at our 2019 Annual Meeting, and not intending to have such proposals included in our 2019 proxy statement, must send their written proposal to the Secretary of Supernus at 1550 East Gude Drive, Rockville, Maryland 20850 no earlier than February 12, 2019 and no later than March 14, 2019, and such written proposal must be in accordance with the requirements set forth in our Amended and Restated Bylaws. If notification of a stockholder proposal is not received by the above date, we may vote, in our discretion, any and all of the proxies received in that solicitation.

ANNUAL REPORT

        Our Annual Report to Stockholders (which includes our consolidated financial statements for the year ended December 31, 2017), accompanies this Proxy Statement. The Annual Report to Stockholders does not constitute a part of the proxy solicitation materials.

 LIST OF APPENDICES

Appendix
Third Amended and Restated 2012 Equity Incentive Plan	A
Proxy Card	B

 Appendix A

SUPERNUS PHARMACEUTICALS, INC.
THIRD AMENDED AND RESTATED
2012 EQUITY INCENTIVE PLAN

1.     DEFINED TERMS

        Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.     PURPOSE

        The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.     ADMINISTRATION

        The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.     LIMITS ON AWARDS UNDER THE PLAN

        (a)    Number of Shares.    The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 8,000,000. Up to the total number of shares of Stock available for awards to employee Participants may be issued in satisfaction of ISOs, but nothing in this Section 4(a) shall be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. Each share of Stock underlying a Stock Option or SAR (whether settled in Stock or cash) shall be counted against the maximum limit as one (1) share for every one (1) share subject to the Stock Option or SAR. Any shares of Stock granted in connection with full value Awards, Awards other than Stock Options or SARs, shall be counted against the maximum limit as one and one-half (1.5) shares of Stock for every one (1) share of Stock subject to the Award, including Awards that could be settled in cash or Stock. The maximum number of shares of Stock shall not be increased by (i) shares tendered as payment for the exercise of a Stock Option or SAR, (ii) shares withheld to cover taxes, and (iii) shares that have been repurchased by the Company using Stock Option or SAR exercise proceeds. Shares of Stock underlying Awards that otherwise expire or become unexercisable without having been exercised or that are forfeited shall again become available for Award. The limits set forth in this Section 4(a) shall be construed to comply with Section 422, and in no event will the number of shares of Stock issued under the Plan through ISOs exceed 8,000,000.

        (b)    Type of Shares.    Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

5.     ELIGIBILITY AND PARTICIPATION

        The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates, including at the discretion of the Administrator, those who may help the Company achieve Performance Criteria; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a "parent corporation" or "subsidiary corporation" of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs, including, but not limited to NQSOs, is limited to Employees or other individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-l(b)(5)(iii)(E).

6.     RULES APPLICABLE TO AWARDS

        (a)    All Awards.

          (1)    Award Provisions.    The Administrator will determine the terms of all Awards, including any Performance Criteria for any Performance Award, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

          (2)    Term of Plan.    No Awards may be made after April 2, 2022, but previously granted Awards may continue beyond that date in accordance with their terms.

          (3)    Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

          (4)    Vesting, etc.    Except for the Administrator's discretion to provide for accelerated vesting upon a Participant's death or disability, or for Awards which in the aggregate do not exceed 5% of the shares available for Awards as determined under Section 4(a), or as provided at Section 7(a)(3)below, the Administrator shall require that no portion of an Award shall vest earlier than one year from its grant date. Subject to the limitations of the preceding sentence, the Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Except for the Participant's death or disability, or for Awards which in the aggregate do not exceed 5% of the shares available for Awards as determined under Section 4(a), or as provided at Section 7(a)(3), the Administrator shall not at any time accelerate the vesting or exercisability of an Award, whether by amendment of the Award or through any other agreement or arrangement. The following rules will apply if a Participant's Employment ceases:

            (A)  Immediately upon the cessation of the Participant's Employment and except as provided in (B) and (C) below, each Stock Option and SAR that is then held by the Participant or by the Participant's permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant's permitted transferees, if any, to the extent not already vested will be forfeited.

            (B)  Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant's permitted transferees, if any, immediately prior to the cessation of the

    Participant's Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

            (C)  All Stock Options and SARs held by a Participant or the Participant's permitted transferees, if any, immediately prior to the Participant's death or permanent disability (as determined by the Administrator), to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant's death or permanent disability, as applicable, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

            (D)  All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant's permitted transferees, if any, immediately prior to the cessation of the Participant's Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant's Employment to be terminated for Cause.

          (5)    Competing Activity.    The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the applicable Award agreement and the Plan, or if the Participant breaches any agreement with the Company or an Affiliate with respect to non-competition, non-solicitation or confidentiality, or to the extent disgorgement or forfeiture of the Award or any amounts received under the Award is required under a policy of the Company or any successor, or its or their subsidiaries, adopted to comply with applicable requirements of law (including Section 10D of the Securities Exchange Act of 1934, as amended) or of any applicable stock exchange.

          (6)    Taxes.    The delivery, vesting and retention of Stock under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

          (7)    Dividend Equivalents, Etc.    The Administrator shall not provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to the any portion of an Award, whether or not vested, unless the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award due to ownership of the Stock.

          (8)    Rights Limited.    Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

          (9)    Coordination with Other Plans.    Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted

  Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

          (10)    Section 409A.    Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

          (11)    Certain Requirements of Corporate Law.    Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

          (12)    Fair Market Value.    In determining the fair market value of any share of Stock under the Plan, the Administrator shall make the determination in good faith consistent with the rules of Section 422 and Section 409A to the extent applicable.

        (b)    Awards Requiring Exercise

          (1)    Time And Manner Of Exercise.    Unless the Administrator expressly provides otherwise, each Stock Option or SAR will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

          (2)    Exercise Price.    The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than with stockholder approval.

          (3)    Payment Of Exercise Price.    Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted shares of Stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

          (4)    Maximum Term.    Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7.     EFFECT OF CERTAIN TRANSACTIONS

        (a)    Mergers, etc.    Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

          (1)    Assumption or Substitution.    If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

          (2)    Cash-Out of Awards.    The Administrator shall not provide for payment (a "cash-out"), with respect to any Award that has a then current fair market value less than the exercise price of the Award, or any portion thereof, unless the Company's shareholders approve of the cash-out. Further, subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide for payment with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

          (3)    Acceleration of Certain Awards.    To the extent that any Awards are not assumed or substitutions are not provided pursuant to 7(a)(1) above, subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that each Award requiring exercise will become exercisable in full or in part and/or that the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction with respect to the portion of the Award so accelerated.

          (4)    Termination of Awards Upon Consummation of Covered Transaction.    Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above, and (ii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

          (5)    Additional Limitations.    Any acceleration of vesting pursuant to Section 7(a)(3) as to any Award that vests based upon performance standards shall be limited to vesting on the actual achievement of the performance standard or pro rata based upon progress made toward the performance target. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

        (b)    Changes in and Distributions With Respect to Stock

          (1)    Basic Adjustment Provisions.    In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company's capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

          (2)    Certain Other Adjustments.    The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, and the requirements of Section 409A, where applicable.

          (3)    Continuing Application of Plan Terms.    References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.     LEGAL CONDITIONS ON DELIVERY OF STOCK

        The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or foreign securities laws. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.     AMENDMENT AND TERMINATION

        The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant's consent, alter the terms of an Award so as to affect materially and adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.   OTHER COMPENSATION ARRANGEMENTS

        The existence of the Plan or the grant of any Award will not in any way affect the Company's right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.   MISCELLANEOUS

        (a)    Waiver of Jury Trial.    By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

        (b)    Limitation of Liability.    Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.   ESTABLISHMENT OF SUB-PLANS

        The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator's discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.   GOVERNING LAW

        Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

 EXHIBIT A

Definition of Terms

        The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

        "Administrator": The Board, except that the Board may delegate its authority under the Plan to a committee of the Board (or one or more members of the Board), in which case references herein to the Board will refer to such committee (or members of the Board). The Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term "Administrator" shall include the person or persons so delegated to the extent of such delegation.

        "Affiliate": Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

        "Award": Any or a combination of the following:

            (i)  Stock Options.

           (ii)  SARs.

          (iii)  Restricted Stock.

          (iv)  Unrestricted Stock.

           (v)  Stock Units, including Restricted Stock Units.

          (vi)  Performance Awards.

         (vii)  Cash Awards.

        (viii)  Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

        "Board": The Board of Directors of the Company.

        "Cash Award": An Award denominated in cash.

        "Cause": In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of "Cause," the definition set forth in such agreement will apply with respect to such Participant under the Plan. In the case of any other Participant, "Cause" will mean (i) substantial or intentional misconduct that is materially injurious to the Company or an Affiliate, or (ii) the commission by the Participant of an act of embezzlement, fraud or other crime of dishonesty (iii) deliberate disregard of the rules or policies of the Company or an Affiliate which results in material economic loss, damage or injury to the Company or an Affiliate; (iv) the unauthorized disclosure of any trade secret or confidential information of the Company or an Affiliate or any third party who has a business relationship with the Company or an Affiliate or the violation of any noncompetition or nonsolicitation covenant or assignment of inventions obligation with the Company or an Affiliate; (v) the commission of any act which induces, or reasonably could be expected to induce, any customer or prospective customer of the Company or an Affiliate to break a contract with the Company or an Affiliate or to decline to do business with the Company or an Affiliate; (vi) the commission of (A) a felony or (B) other crime involving any financial impropriety or moral turpitude or which would materially interfere with the Participant's ability to perform his or services for the

Company or an Affiliate or otherwise would be injurious to the Company or an Affiliate; or (vii) the failure to perform in a material respect his or her employment (or other service) obligations (including, without limitation, the duties and responsibilities of the Participant's position) without proper cause (as determined by the Administrator in its sole discretion).

        "Code": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

        "Company": Supernus Pharmaceuticals, Inc.

        "Covered Transaction": Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

        "Employee": Any person who is employed by the Company or an Affiliate.

        "Employment": A Participant's employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or an Affiliate. If a Participant's employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant's Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of "Affiliate" above, in construing the provisions of any Award relating to the payment of "nonqualified deferred compensation" (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a "separation from service" (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a "separation from service" has occurred. Any such written election shall be deemed a part of the Plan.

        "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be a NQSO unless, as of the date of grant, it is expressly designated as an ISO.

        "NQSO": A Stock Option that is not intended to be an "incentive stock option" within the meaning of Section 422.

        "Participant": A person who is granted an Award under the Plan.

        "Performance Award": An Award subject to Performance Criteria. The Administrator in its discretion may grant Performance Awards.

        "Performance Criteria": Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. Performance Criterion will mean an objectively determinable measure of performance including but not limited to measures relating to any or any combination of the following

(measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; (ii) revenues; (iii) assets; (iv) expenses; (v) operating income; (vi) earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; (vii) earnings or earnings per share; (viii) return on equity, investment, capital or assets; (ix) one or more operating ratios; (x) borrowing levels, leverage ratios or credit rating; (xi) market share; (xii) capital expenditures; (xiii) working capital; (xiv) cash; (xv) cash flow; (xvi) accounts receivable; (xvii) writeoffs; (xviii) intellectual property (e.g., patents); (xix) manufacturing, production, and inventory; (xx) stock price; (xxi) stockholder return; (xxii) sales of particular products or services; (xxiii) customer acquisition or retention; (xxiv) operations; (xxv) product development or product launches; (xxvi) acquisitions and divestitures (in whole or in part); (xxvii) joint ventures and strategic alliances; (xxviii) spin-offs, split-ups and the like; (xxix) reorganizations; or (xxx) recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or share per capita basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company and /or (e) on a pre-tax or after tax basis. Awards may take into account any other factors deemed appropriate by the Committee.

        "Plan": The Supernus Pharmaceuticals, Inc. Third Amended and Restated 2012 Equity Incentive Plan as from time to time amended and in effect.

        "Restricted Stock": Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

        "Restricted Stock Unit": A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

        "SAR": A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

        "Section 409A": Section 409A of the Code.

        "Section 422": Section 422 of the Code.

        "Stock": Common Stock of the Company, par value $0.001 per share.

        "Stock Option": An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

        "Stock Unit": An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

        "Unrestricted Stock": Stock not subject to any restrictions

Appendix B

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 Supernus Pharmaceuticals, Inc. 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Eastern Standard Time, on June 11, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.investorvote.com/SUPN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR all the nominees and FOR Proposals 2, 3 and 4. 1. Election of Directors: + For Withhold For Withhold 01 - Georges Gemayel, Ph.D. 02 - John M. Siebert, Ph.D. For Against Abstain ForAgainst Abstain 2. Proposal to ratify KPMG LLP as the independent public accounting firm for the fiscal year ending December 31, 2018. 3. Advisory Vote on Named Executive Officer Compensation. 4. Proposal to amend and restate the Supernus Pharmaceuticals, Inc. 2012 Equity Incentive Plan to make certain technical and administrative changes. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 7 7 5 7 4 1 02U6GA MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. 2018 Annual Meeting Admission Ticket 2018 Annual Meeting of Supernus Pharmaceuticals, Inc. Stockholders Tuesday, June 12, 2018, 10:00 AM Local Time Supernus Pharmaceuticals, Inc. 1550 East Gude Drive, Rockville, MD 20850 Upon arrival please present photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. Copies of the Proxy Statement and our 2017 Annual Report to Stockholders are available at: www.edocumentview.com/SUPN q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy – Supernus Pharmaceuticals, Inc. Notice of 2018 Annual Meeting of Stockholders Supernus Pharmaceuticals, Inc. 1550 East Gude Drive, Rockville, MD 20850 Proxy Solicited on behalf of the Board of Directors for Annual Meeting on June 12, 2018 Mr. Jack A. Khattar or Mr. Gregory S. Patrick or either of them, each with the power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Supernus Pharmaceuticals, Inc. to be held on June 12, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)

QuickLinks

QUORUM AND REQUIRED VOTE
REVOCABILITY OF PROXY
DISSENTER'S RIGHT OF APPRAISAL
PERSONS MAKING THE SOLICITATION
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS OF SUPERNUS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 APPROVAL OF THE THIRD AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
ANNUAL REPORT
LIST OF APPENDICES
  Appendix A
SUPERNUS PHARMACEUTICALS, INC. THIRD AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN
EXHIBIT A Definition of Terms